EXHIBIT 10.42

Incentive Compensation Plan

The Company’s annual incentive compensation plan is intended to assist the Company in rewarding and motivating key employees, focuses strongly on Company and individual performance, and provides a fully competitive compensation package to plan participants. As a pay-for-performance plan, cash incentive awards are paid annually based on the achievement of performance objectives for the year. Under the plan, each plan participant is provided a range of potential annual incentive awards based on competitive award levels in the marketplace. Actual awards paid under the plan are based on the Company’s corporate performance. Individual performance is also considered in determining actual award levels, but is assessed in a non-formulaic fashion. The incentive compensation plan performance objective is earnings per share performance against plan. The maximum incentive awards that could be awarded to the Company’s named executive officers pursuant to the incentive compensation plan are as follows: chairman and chief executive officer - (150% x annual base salary); president and chief operating officer - (100% x annual base salary); vice presidents - (60% x annual base salary).